EXHIBIT NO. 10.1


         Third Amended and Restated Employment Agreement between the Company, Rockland and Douglas H. Philipsen, dated June 25, 1997 ("Philipsen Employment Agreement").

(Management contract under Item 601(10) (iii) (A)).

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                 THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         AGREEMENT, dated and effective as of December 12, 1991 by and between Rockland Trust Company, a Massachusetts trust company (the "Company"), Douglas
H. Philipsen, of Duxbury, Massachusetts, (the "Executive"), and Independent Bank Corp., a Massachusetts corporation ("IBC"), as amended by a certain Amendment to Employment Agreement dated as of February 3, 1993 and as amended and restated as of June 21, 1994, and as further amended by a certain Amendment No. 1 to Amended and Restated Employment Agreement dated as of January 12, 1995, and as further amended by Amendment No. 2 to Amended and Restated Employment Agreement dated as of October 17, 1995 and as further amended and restated the Second Amended and Restated Employment Agreement dated February 21, 1996 (the "Employment Agreement") and as further amended and restated as of this 25 day of June, 1997.

                              W I T N E S S E T H:

         WHEREAS, the Executive, the Company and IBC are desirous of amending certain provisions of the Employment Agreement to provide an additional benefit to the Executive relating to the Split Dollar Agreement; and

         WHEREAS, the Executive, the Company and IBC are desirous of amending the Employment Agreement as set forth above and restating for the third time the amended Employment Agreement as herein set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Employment; Position and Duties; Exclusive Services.

            (a) Employment. The Company and IBC agree to employ the Executive, and the Executive agrees to be employed by the Company and IBC for the Term provided in Section 2 below and upon the other terms and conditions hereinafter provided.

            (b) Position and Duties/Company. So long as the Executive is employed by the Company, the Executive (i) agrees to serve as the President and Chief Executive Officer of the Company and to perform such reasonable duties consistent with such position as may be delineated in the By-Laws of the Company and as may be assigned to him from time to time by the Board of Directors of the Company (the "Board"), (ii) shall report, as President and Chief Executive Officer of the Company, only to the

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Board and its duly appointed committees (iii) shall serve as a member of the
Board and of any executive or other committee thereof, if applicable, (iv) shall be given such authority as is appropriate to carry out the duties described above, it being understood that, in his capacities as President and Chief Executive Officer of the Company, his duties shall be consistent in scope, prestige and authority with the customary duties of a President and Chief Executive Officer of a comparable corporation, and (v) agrees to serve, if elected, at no additional compensation (if the other officers or directors who are officers of the Company also serve at no additional compensation) in the position of officer or director of any subsidiary or affiliate of the Company. No other employee will hold the title of "Chief Operating Officer" without the Executive's express permission.

            (c) Position and Duties/IBC. So long as the Executive is employed by the Company, the Executive agrees to serve as the President of IBC and to perform such reasonable duties consistent with such position as may be delineated in the By-Laws of IBC and as may be assigned to him from time to time by the Board of Directors of IBC (the "IBC Board"). In the event at any time during the term John F. Spence, Jr. shall cease to serve as Chief Executive Officer of IBC, the Executive shall succeed to such position and shall serve in such position during the remainder of the Term at no additional compensation. It is acknowledged by the parties hereto that as President of IBC (and as Chief Executive Officer, if such becomes the case), the Executive shall report only to the IBC Board and its duly appointed committees and not to any other officer regardless of title.

            (d) Exclusive Services. So long as the Executive is employed by the Company, and except for illness or incapacity, the Executive shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company, IBC and its affiliates, shall not be engaged in any other business activity, and shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board and the IBC Board; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable time during reasonable periods required for any or all of the following:

                (i) serving, in accordance with the Company's policies and with the prior approval of the Board, as a director or member of a committee of any other company or organization involving no actual or potential conflict of interest with the Company, IBC or any of their subsidiaries or affiliates;

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                (ii) investing his personal assets in businesses in which his participation is solely that of a passive investor in such form or manner as will not require any services on the part of the Executive in the operation or affairs of such businesses;

                (iii) managing the commercial farming activities of the Executive's Johnson, Vermont farm property, provided the scope of such activities are consistent with current operations;

provided, however, that such activities in the aggregate shall not materially and adversely affect or interfere with the performance of the Executive's duties and obligations to the Company or IBC hereunder.

2.       Term of Employment.

         The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept such employment in the capacity set forth herein, for a period commencing December 16, 1991 ("Commencement Date") and ending thirty-six
(36) months from the date of termination or resignation (as defined in Section 6(a)(v) hereof). The term of this Agreement, as hereinabove defined shall hereinafter be referred to as the "Term."

3.       Cash Compensation.

         Except as otherwise specifically provided herein, as compensation to the Executive for all services to be rendered by him in any capacity hereunder, the Company shall pay during the Term an annual base salary at the current rate of Three Hundred Twenty Thousand Six Hundred and Sixty and no/100 Dollars ($320,660) per annum Salary"), payable no less frequently than bi-weekly. The Board may from time to time at its discretion review the compensation provisions of this Agreement and shall have the authority to pay an increased base salary, and/or bonus and/or other additional compensation to the Executive, but in no event shall any such compensation adjustment reduce the base salary below the rate hereinabove specified.

4.       INTENTIONALLY OMITTED

5.       Benefits.

         Except as otherwise specifically provided herein, so long as the Executive is employed by the Company, the Executive shall be entitled to the following benefits:

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            (a) Travel and Business Related Expenses. Until the earlier of the end of the Term or the Executive's purchase pursuant to Section 5(b)(i)(E) hereof, the Executive shall be provided with a Company owned automobile and reimbursed in accordance with the policies of the Company as in effect from time to time for travel and other reasonable expenses incurred in the performance of the business of the Company.

            (b) Group Life Insurance. The Company agrees to include the Executive under the Company's group term life insurance policy in accordance with the policies of the Company as in effect from time to time. The Company shall pay all premiums for such coverage.

            (c) Sick Leave/Disability. The Executive will enjoy the same sick leave and short term and long term disability coverage as employees of the Company generally.

            (d) Retirement Plans. The Executive will be eligible to participate in the Company's retirement benefit plans (collectively the "Plans") each in accordance with the terms of the Plans.

            (e) Vacation/Holidays. The Executive will receive four (4) weeks paid vacation, on an "as earned" basis each year and will receive ten (10) holidays each year.

            (f) Insurance. The Executive shall participate in all insurance programs (medical, dental, surgical, hospital) adopted by the Company, including dependent coverage, to the same extent as other executives of the Company.

            (g) 401K Profit Sharing Plan and Other Incentive Compensation Plans. The Executive will be eligible to participate in the Company's profit sharing and other management incentive compensation plans each in accordance with their respective terms.

            (h) Taxes. Except as otherwise specifically provided herein, the Executive recognizes that some or all of these benefits may give rise to a federal and/or state income tax liability, and agrees to be responsible for such liability.

            (i) Split Dollar Agreement. Notwithstanding anything to the contrary contained herein, the Company agrees to gross-up the compensation of the Executive in an amount determined by the Company as necessary to reimburse the Executive for (A) an amount equal to the sum of all applicable federal and state income and employment tax incurred by the Executive and attributable to the

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value of the economic benefit provided to the Executive by the insurance policy described under a certain Split Dollar Agreement dated as of December 23, 1994 by and between the Company and the Executive, as amended from time to time (the "Split Dollar Agreement") less the amount contributed by the Executive toward the premium payment relating to such policy, as measured by (I) the lower of (1) the applicable then current P.S. - 58 rates published from time to time by the U.S. government, and (2) the applicable then current premium rates published from time to time by the insurer of such insurance policy for individual one year term life insurance available to all standard risks, or (II) any other then commonly accepted methodology for determining the value of such economic benefit, (B) the cost of any insurance policy that the Executive purchases for the waiver of premiums on the insurance policy described in the Split Dollar Agreement in the event of his disability, and (C) the tax effect of the reimbursements set forth in (A), (B) and (C) hereof, and to pay such amounts to the Executive in a lump sum payment no later than three (3) business days prior to the earliest date on which any such federal or state income and employment taxes are due with respect to the economic benefit of such insurance policy and/or the cost of waiver of premiums. The Company shall also promptly estimate the amount necessary to fund its obligations under (A), (B) and (C) above for the period following a termination of employment of the Executive (other than a termination for Cause, as defined in this Agreement)(the "Post Termination Period"). In determining such estimate, the Company may initially assume that the Executive's employment shall terminate upon retirement at age 65, that the Executive shall live until age 85, that current tax rates will apply in the future, that current waiver of premium elections will apply, that the fund will have net earnings at an annual rate of eight percent(8%) and may use such other reasonable actuarial and other assumptions as are appropriate to provide adequate funding. The Company shall secure its Post Termination Period payment obligations hereunder by making contributions on an annual basis to the Rabbi Trust under the Employment Agreement among Rockland Trust Company, Douglas H. Philipsen and Independent Bank Corp.(the "Trust") in amounts such that level annual payments commencing in December, 1997 and continuing in December of each year until December, 2002, will provide sufficient funds to meet the Company's obligations under (A), (B) and (C) above in the Post Termination Period. The amounts to be contributed to the Trust each year will be adjusted to reflect the investment performance of the funds in the Trust and such changes in the initial actuarial and other assumptions as are necessary to reflect changes in tax rates and other factors which would have been considered in the initial assumptions if such facts had been known in December, 1997. In the event the Executive's employment terminates prior to age 65

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and such termination is by reason other than for Cause, the Company shall contribute, no later than ten (10) days following the date of termination, such additional amounts as are necessary for the Company to be able to satisfy its obligations hereunder in full in accordance with the then current funding assumptions except that the actual date of termination shall be used instead of age 65, if different. This clause (i) of Section 5 shall remain in full force and effect and shall survive any termination of the Executive's service with the Company and of this Agreement except a termination for Cause. Notwithstanding the termination of the Executive's service with the Company and of this Agreement except a termination for Cause, the Company shall thereafter continue to review not less frequently than annually the adequacy of the amount in the Trust to fund fully the Company's obligations under this clause (i) of Section 5 using then appropriate current funding assumptions and promptly make such additional contributions as are appropriate to fund fully the Company's obligations under this clause (i) of Section 5.

6.       Termination of Employment.

            (a) Termination for Cause; Resignation Without Good Reason.

                (i) If the Executive is terminated by the Board for any reason other than for Cause, as defined below in Section 6(a)(iii), such termination shall be deemed to be without Cause, or if the Executive should resign for Good Reason, as defined below in Section 6(a)(iv), prior to the expiration of the Term, the Executive shall be entitled to the payments and benefits provided in
Section 6(b)(i). Notwithstanding anything to the contrary contained in this Agreement, the Executive shall be entitled to the payments and benefits set forth in Section 6(b)(i) hereof in all cases in the event the Executive ceases to be an employee of the Company for any reason (other than death or disability (as defined in Section 6(e) hereof)) at any time following a Change of Control.

                (ii) If the Executive's employment is terminated by the Company for Cause or if the Executive resigns from his employment for any reason other than death, disability (as defined in Section 6(e) hereof) or for Good Reason, as defined below in Section 6(a)(iv), prior to the expiration of the Term, the Executive shall have no right to receive compensation or other benefits for any period after such termination for Cause or resignation for any reason other than death, disability or for Good Reason, except as may be required by law and except that the Executive's rights to exercise his stock options in the event his employment terminates shall be governed by the Independent Bank

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Corp. 1987 Incentive Stock Option Plan and/or any other relevant stock option plans, as appropriate (the "Plans") and the relevant stock option agreement.

                (iii) Termination for "Cause" shall mean action by the Board to terminate the service of the Executive with the Company at any time because of:
(A) the Executive's conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude; (B) activities involving the Executive's personal profit as a result of his dishonesty, incompetence, willful misconduct, willful violation of any law, rule, or regulation, or breach of fiduciary duty;
(C) the Executive's commission of an act involving gross negligence on the part of the Executive in the conduct of his duties hereunder; (D) drug addiction on the part of the Executive; or (E) the Executive's material breach of any provision of this Agreement; provided, however, that, in the case of any termination pursuant to clauses (C), (D), or (E) above, the Company shall give the Executive thirty (30) business days' written notice thereof, an opportunity to cure within such thirty (30) day period, and a reasonable opportunity to be heard by the Board to show just cause for his actions, and to have the Board, in its discretion, reverse or rescind the prior action of the Board under the clause(s).

                (iv) Resignation for "Good Reason" shall mean the resignation of the Executive after (A) the Company or IBC, without the express written consent of the Executive, materially breaches this Agreement to the substantial detriment of the Executive; (B) the Board or the IBC Board, without Cause (as defined in Section 6(a)(iii) above), substantially changes the Executive's core duties or removes the Executive's responsibility for those core duties, so as to effectively cause the Executive to no longer be performing the duties of Chief Executive Officer and President of the Company and the President of IBC; (C) the Board or the IBC Board, without Cause (as defined in Section 6(a)(iii) above) places another executive above the Executive in the Company or IBC (except for the current designation of John F. Spence, Jr. as Chief Executive Officer of
IBC); or (D) a Change of Control as defined in Section 6(c) below; provided, however, that, in the case of resignation pursuant to clauses (A) through (C) above, the Executive shall give the Company or IBC, as the case may be, 30 business days' written notice thereof and, during such 30 day period, an opportunity to cure.

                (v) The date of termination of employment by the Company pursuant to Section 6(a) (or pursuant to Section 6(b) below) shall be the date that the written notice of termination from the Company to the Executive is written, and the Company agrees to use all good faith efforts to deliver the written

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notice to the Executive as soon as possible after the notice is written. The date of a resignation by the Executive pursuant to this Section 6(a) (or pursuant to Section 6(b) below) shall be the date specified in the written notice of resignation from the Executive to the Company.

            (b) Termination Without Cause; Resignation for Good Reason.

                (i) If the Executive's employment is terminated by the Company for any reason other than death, disability (as defined in Section 6(e) hereof) or for Cause, or, if the Executive should resign for Good Reason prior to the expiration of the Term, he shall be entitled (A) to receive a lump sum severance payment in an amount equal to the Executive's then current base salary for the then remaining portion of the Term, plus (B) all amounts due to the Executive under Section 5(i) above shall be accelerated and due and payable to the Executive, to the extent not paid to the Executive as of the termination of this Agreement, which payments shall be due immediately upon the termination or resignation of the Executive's employment and, if not so paid, shall bear interest at the rate of 15% per annum from such date until paid, and (C) (1) to continue participation in the plans and arrangements described in clauses (b) and (f) of Section 5 hereof (to the extent permissible by law and the terms of such plans and arrangements) for the then remaining portion of the Term (the "Benefits Period"), or (2) at the election of the Executive at any time following termination of this Agreement and during the Benefits Period, to receive a gross bonus payment in an amount which after payment therefrom of all applicable federal and state income and employment taxes, will equal the cost to the Company at the time of the Executive's election, attributable to the Executive's participation in the plans and arrangements described in clauses (b) and (f) of Section 5 hereof for the Benefits Period less any portion thereof during which the Executive has continued his participation in such plans and arrangements described in clause (b) and (f) of Section 5 hereof in accordance with subsection 6(b)(i)(C)(1) above; which payment shall be due following termination or resignation of the Executive's employment immediately upon the Executive's delivery of written notice to the Company of his election pursuant to subsection 6(b)(i)(C)(2), and if not so paid, shall bear interest at the rate of 15% per annum for such date until paid, and (D) to have all stock options which have been granted to the Executive to immediately become fully exercisable for a period of three (3) months after the termination or resignation date (as the case may be) in accordance with the terms of the Plans and the relevant stock option agreement, and (E) to continue to have use of a Company owned automobile and to receive all reimbursements

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associated therewith in accordance with the provisions of Section 5(a) hereof for the balance of the Term, or upon his written notice to the Company at any time within three months following the termination or resignation date (as the case may be), to purchase his Company owned automobile at a purchase price equal to the book value of said automobile as carried on the books and records of the Company, plus all applicable excise taxes.

                (ii) In the event of any dispute as to whether the Executive's employment was terminated by the Company for a reason other than for Cause or whether the Executive resigned for Good Reason, the Executive shall continue to be provided with the health insurance benefits provided by the Company during the arbitration proceedings provided for in Section 8 below. Further, any monies which would be payable to the Executive pursuant to this Section 6(b) if the Executive were to prevail in such arbitration proceedings shall be deposited promptly into interest bearing escrow accounts to be established by the Company in the name of the American Arbitration Association, as trustee, in a federally insured depository institution (other than the Company or any affiliated entity) for such purpose, and the accounts shall be established at separate institutions in amounts such that the principal plus interest anticipated to accrue during the course of arbitration proceedings shall not exceed the limit of federal insurance applicable to each such account. The total of the escrowed amounts, together with the accrued interest thereon, shall be paid to the Executive or revert to the Company, as the case may be, in accordance with the final resolution of the dispute pursuant to Section 8.

           (c)  Change of Control.

                (i) A "Change of Control" shall be deemed to have occurred if, subsequent to the Commencement Date, (A) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of either (x) a majority of either the Company's outstanding common stock or IBC's outstanding common stock, or (y) securities of the Company or IBC representing a majority of the combined voting power of either the Company's then outstanding voting securities or IBC's then outstanding voting securities, or (B) during any period of two consecutive years, individuals who at the beginning

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of such period constitute the Board cease, at any time after the beginning of such period, for any reason to constitute a majority of the Board unless the election of each new director was nominated or approved by at least two-thirds of the directors then still in office who were either directors at the beginning of such two-year period or whose nomination for election was previously approved.

                (ii) In the event any amount payable as compensation to the Executive under this Agreement when aggregated with any other amounts payable as compensation to the Executive other than pursuant to this Agreement would constitute a Parachute Payment (as hereinafter defined), the amount payable as compensation under Section 6 (b)(i) of this Agreement shall be reduced (but not below zero) to the largest amount which is not a Parachute Payment (as hereinafter defined) when aggregated with any other amounts payable as compensation to the Executive other than pursuant to this Agreement. For purposes hereof, the term Parachute Payment shall have the meaning given to parachute payments set out in Internal Revenue Code of 1986 ss.280G(b)(2)(A) (relating to the quantification of parachute payments) as then in effect determined without regard to the provisions of Internal Revenue Code of 1986 ss.280G(b)(4) (relating to the exclusion of reasonable compensation from parachute payments) as then in effect. Notwithstanding the foregoing, if the Executive proves to the satisfaction of the Compensation Committee of the Board (if no such Compensation Committee then is in existence, then any other committee of the Board of the Company then performing the functions of a compensation committee) with clear and convincing evidence that all or any portion of the amount of the reduction provided in the preceding sentence would not constitute a parachute payment within the meaning of such term as defined in Internal Revenue Code of 1986 ss.280G(b)(2)(A) as then in effect determined with regard to the provisions of Internal Revenue Code of 1986 ss.280G(b)(4) as then in effect and that the Company's tax reporting position in regard to the payment is overwhelmingly likely to be sustained, then the reduction provided in the preceding sentence shall be adjusted to permit payment of so much of such reduction as the said Compensation Committee determines will result in the largest amount which would not constitute a parachute payment within the meaning of such term as defined in Internal Revenue Code of 1986 ss.280G(b)(2)(A) as then in effect determined with regard to the provisions of Internal Revenue Code of 1986 ss.280G(b)(4) as then in effect.

            (d) Mitigation of Damages; Legal Fees. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in
Section 6(b) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 6(b) be reduced by any compensation earned by the Executive as a result of self-employment or employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by the Executive to the Company or otherwise. Following a Change of Control, the

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Company agrees to pay, as incurred, all legal fees and expenses which the
Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) plus in each case interest on any delayed payment at the rate of fifteen percent (15%) per annum.

            (e) Termination by Reason of Death or Disability.

                (i) Notwithstanding anything to the contrary contained herein, in the event the Executive should die while he is employed by the Company, the Executive's employment shall be automatically terminated and the Company shall have no further obligations under this Agreement to pay compensation or benefits to the Executive or his estate, except to the extent any compensation or benefits are due to the Executive or his estate for any period prior to his death, provided, however, that this Section 6(e)(i) shall not affect in any manner any other benefits to which the Executive or his estate may be entitled or which may vest or accrue upon his death under any arrangement, program or plan with the Company (other than this Agreement), by law or otherwise.

                (ii) Except as set forth in Section 5(i) hereof, notwithstanding anything to the contrary contained herein, in the event the Executive should be unable to perform his duties hereunder by reason of disability, whether by reason of injury (physical or mental), illness (physical or mental) or otherwise, incapacitating the Executive for a continuous period exceeding one hundred and eighty (180) days, as certified by a physician selected by the Company in good faith, the Executive's employment may be terminated by the Company upon written notice to the Executive and upon such termination, the Company's only obligations hereunder shall be to (A) pay to the Executive an amount equal to fifty percent (50%) of the Executive's Base Salary on the date of termination of employment for the then remaining portion of the Term at such times as such Base Salary would have been payable if the Executive had not been terminated, less any benefits which the Executive receives under any disability insurance program provided by the Company and in effect at the date of such termination, and (B) continue to permit the Executive to participate in the plans and arrangements described in clause (b) and (f) of Section 5 hereof (to the extent permissible by law and the terms of such plans and arrangements) for the then remaining portion of the Term; provided, however, that if the Executive dies following a

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termination pursuant to this Section 6(e)(ii), then the provisions of Section
6(e)(i) shall supersede this Section 6(e)(ii) from and after the date of death of the Executive.

            (iii) The Executive's right to exercise his stock options in the event of his death or disability shall be governed by the terms of the Plans and the relevant stock option agreement.

7.       Confidentiality and Non Competition.

         (a) Confidentiality. The Executive recognizes and acknowledges as an employee of the Company, he will have access to, become acquainted with, and obtain financial information and knowledge relating to the business, financial condition, methods of operation and other aspects of the Company, its parent, subsidiaries and affiliates ("Affiliated Companies") and their customers, employees and suppliers, some of which information and knowledge is confidential and proprietary and that the Executive could substantially detract from the value and business prospects of the Affiliated Companies in the event, while employed by the Company or any time thereafter, the Executive were to disclose to any person not related to the Affiliated Companies or use such information and knowledge for his or such other person's advantage. Accordingly, the Executive hereby agrees that he will not disclose to any person, other than directors, officers, employees, accountants, lawyers, consultants, advisors, agents and representative of, or other persons related to, the Affiliated Companies on a need to know basis in the course of carrying out his duties hereunder, any knowledge or information of a confidential nature pertaining to the Affiliated Companies, or their successors and assigns, including without limitation, all unpublished matters relating to the business, properties, accounts, books and records, business plan and customers of the said corporations, or their successors and assigns, except with the prior written approval of the Board of Directors of the Company, or except as may be required by law.

         (b) Equitable Relief. The Executive acknowledges and agrees (i) that the provisions of this Section 7 are reasonable and necessary for the protection of the Company, its subsidiaries and affiliates or its or their successors and assigns, and (ii) that the remedy at law for any breach by him of the provisions of this Section 7 will be inadequate and, accordingly, the Executive hereby agrees that in the case of any such breach (i) the Company or its successors and assigns shall be entitled to injunctive relief, in addition to any other remedy they may have, and (ii) the Executive shall forfeit any future payments or benefits to which he might be entitled hereunder.

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         (c) Non-Solicitation/Non Competition. For a period of one (1) year after the Executive receives any compensation pursuant to this Agreement he will not (i) solicit, divert or take away, directly or indirectly, any Major Customer of the Company, its parent, subsidiaries or affiliates, or its or their successors and assigns, or (ii) directly or indirectly induce or attempt to influence any employee of the Company, its parent or any of its subsidiaries or affiliates, or their successors and assigns, to terminate his employment with the Company, its parent or any of its subsidiaries or affiliates or their successors or assigns. As used herein, "Major Customer" shall mean any customer of the Company who has maintained an average deposit balance of at least $100,000 during the last six months of the Term or who has maintained or obtained a credit facility of at least $100,000 from the Company during the last six months of the Term.

         (d) Enforceability. The covenants on the part of the Executive contained in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company or IBC, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. This Section shall survive the termination of this Agreement. The period, geographical area and the scope of the restrictions on the Executive set forth herein are divisible so that if any provision of this
Section 7 is invalid, that provision shall be automatically modified to the extent necessary to make it valid.

8.       Disputes.

         (a) Any dispute relating to this Agreement, or to the breach of this Agreement, arising between the Executive and the Company, IBC or any of their affiliates or subsidiaries shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration proceeding, including the rendering of an award, shall take place in Boston, Massachusetts, and shall be administered by the AAA.

         (b) The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, one of whom shall be appointed by the Company or IBC, one by the Executive, and the third by both the Company or IBC and the Executive jointly; provided, however, if the Company or IBC and the Executive do not select the third arbitrator within such 30 day period, such third arbitrator shall be chosen

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by the AAA as soon as practicable following notice to the AAA by the parties of their inability to choose such third arbitrator.

         (c) The award of any such arbitral tribunal shall be final except as otherwise provided by the laws of the Commonwealth of Massachusetts and the Federal laws of the United States, to the extent applicable. Judgment upon such award may be entered by the prevailing party in any state or federal court sitting in Boston, Massachusetts.

         (d) No arbitration proceedings hereunder shall be binding upon or in any way affect the interests of any party other than the Company, IBC and the Executive with respect to such arbitration.

9.       Indemnification.

         IBC and the Company shall indemnify the Executive to the fullest extent permitted by the Massachusetts General Corporation Law. This indemnification requires the advance of expenses to the Executive, as permitted by such law. The parties to this Agreement further agree that this Agreement has been negotiated by each in an arm's length transaction, and that each has been represented by counsel in the negotiation and execution of the Agreement.

10.      Tax Withholding and Excessive Payments.

         (a) Payments to the Executive of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and other deductions required by law.

         (b) In the event the sum of (A) the amount payable to the Executive hereunder which is characterized as applicable employee remuneration for federal income tax purposes under Internal Revenue Code of 1986, ss.162(m)(4) for any tax year of the Company and (B) the aggregate of all other amounts which are characterized as applicable employee remuneration under Internal Revenue Code of 1986, ss.162(m)(4) paid by the Company in respect to the Executive for such tax year exceeds (C) $1,000,000 (or such greater or lesser sum as equals the maximum amount allowable as a deduction to the Company for federal income tax purposes under Internal Revenue Code of 1986, ss.162(m) in respect to applicable employee remuneration to the Executive for such tax year), the amount payable hereunder in respect to such year shall be reduced (but not below zero) to the amount which shall result in the sum of (D) the amount payable hereunder which is characterized as applicable employee remuneration under said ss.162(m)(4) and (E) all other remuneration paid by the Company in respect to the Executive for such tax year which is characterized as applicable employee remuneration under said ss.162(m)(4) equaling (F) $1,000,000 (or such greater or lesser sum as equals the maximum amount allowable as a deduction to the Company for federal income tax purposes under said ss.162(m) in respect to applicable employee remuneration under said ss.162(m)(4) to the Executive for such tax year. If, after the maximum reduction in the preceding sentence, any other amounts remain payable otherwise than under this Agreement which would, if paid, be applicable employee remuneration (as defined above) in excess of the amount which is allowable as a deduction for the same under said ss.162(m), such amounts shall be reduced to the maximum amount allowable as a deduction to the Company for federal income tax purposes under said ss.162(m) in respect to applicable employee remuneration to the Executive for such tax year. So much of the amount of the reductions provided in the two preceding sentences as may be paid in the tax year of the Company next succeeding without resulting in a disallowance of a federal income tax deduction under said ss.162(m) in respect to the portion of such reduction so paid shall be paid on the first business day in such succeeding tax year. If the full amount of such reductions is not paid in such tax year of the Company next succeeding, the remainder of such reduction shall be paid in installments equal to the lesser of (G) the unpaid balance of such reduction or (H) the amount which may be paid in each successive tax year without resulting in a disallowance of a federal income tax deduction under said ss.162(m) in respect to the portion of such reduction so paid until the full amount of such reductions have been paid. References to sections of the Internal Revenue Code of 1986 shall refer to the successors (to the sections cited as presently constituted) which are in effect when applied.

11.      Non-Assignability; Binding Agreement.

         Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company's prior written consent; provided, however, that (i) nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable thereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto, and (ii) any successor to the Company or IBC pursuant to any merger or consolidation involving the Company or IBC, and any purchaser of all or substantially all the assets of the Company or IBC, shall succeed to the rights and assume the obligations of the Company or IBC under this Agreement, and the Company and IBC covenant that they will not enter into or consummate any such transaction which does not make express provision for such succession and assumption. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and IBC, the Executive's heirs and the personal representatives of the Executive's estate.

12.      Amendment; Waiver.

         This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any provision of this Agreement.

13.      Notices.

         Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address set forth below:

         (i) To the Company or IBC:            Rockland Trust Company
                                               or Independent Bank Corp.
                                               288 Union Street
                                               Rockland, MA  02370

         (ii) To the Executive:                Douglas H. Philipsen
                                               634 Chandler Street
                                               Duxbury, MA  02332

(or such other address as may from time to time be designated by notice by either party hereto for such purpose). Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or if by certified mail, on the date shown on the applicable return receipt.

14.      Governing Law.

         This Agreement is to be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion thereof.

15.      Supersedes Previous Agreements.

         This Agreement and the Split Dollar Agreement and the related collateral assignment, the Trust and other related documents as amended from time to time, shall constitute the entire understanding between the Company, IBC and the Executive relating to the employment of the Executive by the Company and supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. Except as otherwise specifically provided herein, all amounts payable to the Executive or the Company under the Split Dollar Agreement shall be exclusively governed by the terms of the Split Dollar Agreement and related collateral assignment.

16.      Counterparts.

         This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

17.      Joint and Several Liability.

         The obligations and liability of IBC and the Company hereunder shall be joint and several.

         IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Employment Agreement as of the date first above written.

                                                ROCKLAND TRUST COMPANY

                                                By:_____________________________
                                                Its:____________________________

                                                INDEPENDENT BANK CORP.

                                                By:_____________________________
                                                Its:____________________________


                                                --------------------------------
                                                DOUGLAS H. PHILIPSEN